UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2021

Iterum Therapeutics plc
(Exact name of registrant as specified in its charter)
Ireland	001-38503	98-1283148
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Block 2 Floor 3, Harcourt Centre, Harcourt Street, Dublin 2, Ireland		Not Applicable
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: +353 1 903 8920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.01 per share	ITRM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 21, 2021, Iterum Therapeutics International Limited (“ITIL”), a subsidiary of Iterum Therapeutics plc (the “Company”), entered into a consulting agreement with Dr. Michael Dunne, the Company’s former Chief Scientific Officer (“CSO”) and a member of the board of directors of the Company.  Following the previous announcement that Dr. Dunne had resigned as CSO of the Company on December 21, 2020 (the “Termination Date”), the Company and Dr. Dunne entered into negotiations on the terms of a consulting agreement for Dr. Dunne to provide services as strategic advisor to the Company throughout the regulatory review of the Company’s pending new drug application (the “NDA”) for oral sulopenem for the treatment of uncomplicated urinary tract infections in patients with a quinolone non-susceptible pathogen  (the “Consulting Agreement”).

The Consulting Agreement provides that Dr. Dunne will serve as a consultant to ITIL providing general support and strategic advice in connection with the NDA.  The commencement date for the purposes of the provision of the services pursuant to the Consulting Agreement is December 22, 2020, and the term ends on September 30, 2021, unless extended by mutual agreement of the parties or terminated in accordance with the terms of the Consulting Agreement.  Either party may terminate the Consulting Agreement with two months’ notice in writing to the other party.  ITIL will pay Dr. Dunne $16,900 per month pursuant to the Consulting Agreement and Dr. Dunne shall also be entitled to payments in an aggregate amount of up to $220,000 on the achievement of milestones set out in the Consulting Agreement, for so long as he continues to provide services thereunder on the occurrence of such milestones.

In connection with his resignation as CSO and the entry into the Consulting Agreement, the Compensation Committee of the board of directors of the Company approved certain changes to the terms and conditions of the options and restricted shares units granted to Dr. Dunne in his capacity as CSO, as set out in a letter issued by the Company to Dr. Dunne on February 17, 2021 and accepted by him on February 21, 2021 (the “Share Award Letter”):

(1)

share option over 41,587 ordinary shares granted to Dr. Dunne on September 12, 2017, of which 7,798 shares underlying the option remained unvested on the Termination Date, shall be deemed to have vested in full on the Termination Date and be exercisable immediately therefrom until December 31, 2021, subject to the Service Condition (as defined below);

(2)

share option granted to Dr. Dunne on May 24, 2018, of which 49,729 ordinary shares had vested on the Termination Date, may be exercised for a period of 90 days from the Termination Date, and the remaining unvested shares were cancelled;

(3)

share option granted to Dr. Dunne on February 15, 2019, of which 38,958 ordinary shares had vested on the Termination Date, may be exercised for a period of 90 days from the Termination Date, and the remaining unvested shares were cancelled;

(4)	9,000 restricted share units granted to Dr. Dunne on February 15, 2019, subject to certain performance conditions, ceased to be eligible to vest from the Termination Date; and

(5)

160,000 restricted share units granted to Dr. Dunne on March 11, 2020 shall continue to be eligible to vest in accordance with the terms of the restricted share unit award agreement entered into by Dr. Dunne on March 19, 2020 (the “RSU Award Agreement”), upon the achievement of the Performance Conditions (as defined in the RSU Award Agreement) on or before September 30, 2021, subject to the Service Condition (as defined below).

The “Service Condition” shall mean that Dr. Dunne’s service to the Company or an affiliate of the Company, whether as director or consultant, is not interrupted or terminated.

The foregoing description of the terms of the Consulting Agreement and the Share Award Letter is a summary and is qualified in all respects by reference to the text of each of the Consulting Agreement and the Share Award Letter, copies of which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iterum Therapeutics plc

Dated: February 22, 2021
	By:	/s/ Corey N. Fishman
Corey N. Fishman
Chief Executive Officer